EXHIBIT 10.46


These securities are not registered under state or federal securities laws, and may not be offered, or sold, pledged (except a pledge pursuant to the terms of which any offer or sale upon foreclosure would be made in a manner that would not violate the registration provisions of federal or state securities laws) or otherwise distributed for value, nor may these securities be transferred on the books of the Company, without opinion of counsel, concurred in by counsel for the Company, that no violation of said registration provisions would result therefrom.

                           CONVERTIBLE PROMISSORY NOTE

US$___________                                                    June __, 2001
                                                                  Reno, Nevada

     For value received, Pawnbroker.com, Inc., a Delaware corporation (the "Company"), promises to pay to _________________ (the "Holder"), the principal sum of ______________ (US$_________). Interest shall accrue from the date of this Convertible Promissory Note (this "Note") on the unpaid principal amount at a rate equal to eighteen percent (18%) per annum, compounded annually. This Note is issued pursuant to that certain Convertible Promissory Note Purchase Agreement between the Company and certain purchasers dated __________, 2001 (the "Purchase Agreement") and is subject to the following terms and conditions.

     1. Maturity. Unless converted as provided in Section 2, this Note will automatically mature and be due and payable on December 31, 2003 (the "Maturity Date"). Subject to Section 2 below, interest shall accrue on this Note but shall not be due and payable until the Maturity Date. Notwithstanding the foregoing, the entire unpaid principal sum of this Note, together with accrued and unpaid interest thereon, shall become immediately due and payable upon the commission of any act of bankruptcy by the Company, the execution by the Company of a general assignment for the benefit of creditors, the filing by or against the Company of a petition in bankruptcy or any petition for relief under the federal bankruptcy act or the continuation of such petition without dismissal for a period of ninety (90) days or more, or the appointment of a receiver or trustee to take possession of the property or assets of the Company.

     2.   Conversion.

          (a) Conversion into Common Stock. The entire outstanding principal amount of and accrued interest on this Note shall be convertible, at the option of the Holder, into shares of the Company's common stock (the "Common Stock") at any time upon the earlier of (i) one (1) year or (ii) the close of the Company's next Equity Financing in a single transaction or a series of related transactions yielding gross proceeds to the Company of at least US$2,000,000 in the aggregate. The number of shares of Common Stock to be issued upon such conversion shall be equal to the quotient obtained by dividing (i) the entire outstanding principal amount of this Note plus (if applicable) accrued interest by (ii) five cents (US$0.05) (subject to appropriate adjustment for stock splits, stock dividends or similar transactions as set forth in Section 2(d), below)(the "Conversion Price"), rounded up to the nearest whole share. An "Equity Financing" means the sale of: (i) shares of equity securities of the Company, including capital stock of the Company and Common Stock equivalents or (ii) convertible promissory notes or convertible debentures that are convertible into shares of capital stock, in a single transaction or a series of related transactions.

          (b) Mandatory Conversion. The entire outstanding principal amount of and accrued interest on this Note shall be convertible, at sole the option of the Company, into Common Stock at the Conversion Price, upon the earlier of: (i) the closing of a firm underwritten public offering of Common Stock in which the Company receives aggregate gross proceeds of at least US$10,000,000 (before deduction of underwriters' discounts and commissions) and the Common Stock is listed on the American Stock Exchange, the New York Stock Exchange, the NASDAQ National Market, or the NASDAQ Small-Cap Market; (ii) the closing of a sale of the Company pursuant to which the holders of Common Stock receive at least US$15,000,000 in cash, (iii) the closing by the Company of an Equity Financing in which gross proceeds to the Company are equal to or greater than US$10,000,000 (which gross proceeds shall not include any cancellation or conversion of indebtedness), or (iv) the average closing market price of the Company's Common Stock as quoted on the American Stock Exchange, the New York Stock Exchange, the NASDAQ National Market, the NASDAQ Small-Cap Market or the National Association of Securities Dealers over-the-counter Bulletin Board during any twenty-two (22) consecutive trading days is greater than $0.10 per share (as adjusted as set forth in Section 2(d) below).

          (c) Mechanics and Effect of Conversion. No fractional shares of the Company's capital stock will be issued upon conversion of this Note. The Company will round up the number of shares issuable to the Holder to the next whole share in lieu of any fractional share to which the Holder would otherwise be entitled. Upon conversion of this Note pursuant to this Section 2, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent of the Company. At its expense, the Company will, as soon as practicable thereafter, issue and deliver to such Holder, at such Holder's principal office, a certificate or certificates for the number of shares of Common Stock to which such Holder is entitled upon such conversion. Upon conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount and accrued interest being converted, including without limitation the obligation to pay such portion of the principal amount and accrued interest.

          (d) Stock Splits, etc. The number and kind of securities acquirable upon the conversion of this Note and the Conversion Price shall be subject to adjustment from time to time upon the happening of any of the following. In case the Company shall (i) pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock to holders of its outstanding Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock or (iv) issue any shares of its capital stock in a reclassification of the Common Stock, then the number of shares of Common Stock upon conversion of this Note immediately prior thereto shall be adjusted so that the Holder of this Note shall be entitled to receive the kind and number of shares of Common Stock or other securities of the Company which he, she or it would have been entitled to receive had such Note been converted in advance thereof. An adjustment made pursuant to this paragraph shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.



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

          (e) Organizational Change. If the Company merges or consolidates with another corporation or sells or transfers all or substantially all of its assets to another person and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock (an "Organizational Change"), then as a condition of such merger, consolidation, sale or transfer, the Company and any such successor, purchaser or transferee shall agree that the Note may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such Organizational Change by a Holder of the number of shares of Common Stock into which this Note might have been converted immediately before such merger, consolidation, sale or transfer, subject to adjustments, which shall be as nearly equivalent as may be practicable. In the event of any proposed Organizational Change, the Holder hereof shall have the right to convert by delivering a notice of conversion to the Company within fifteen (15) days of receipt of notice of such Organizational Change from the Company. In the event the Holder hereof shall elect not to convert, the Company may pre-pay all outstanding principal and accrued interest on this Debenture, less all amounts required by law to be deducted, upon which tender of payment following such notice, the right of conversion shall terminate.

     3. Payment. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal. The Company may pre-pay this Note at anytime without penalty.

     4. Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, the Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company, except for transfers to Affiliates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended). Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Holder. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.

     5. Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

     6. Notices. Any notice required or permitted by this Note shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or seventy two (72) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party's address as set forth below or as subsequently modified by written notice.

     7. Amendments and Waivers. Any term of this Note may be amended only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 7 shall be binding upon the Company, the Holder and each transferee of the Note.



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

     8. Shareholders, Officers and Directors Not Liable. In no event shall any shareholder, officer or director of the Company be liable for any amounts due or payable pursuant to this Note.

     9. Action to Collect on Note. If action is instituted to collect on this Note, the Company promises to pay all costs and expenses, including reasonable attorney's fees, incurred in connection with such action.

     The Company has executed this Note as of the date first above written.

                                        COMPANY:

                                        PAWNBROKER.COM, INC.


                                        By:
                                             ----------------------------------
                                             Joseph Schlader, President

                                        Address:   85 Keystone Avenue, Suite B
                                                   Reno, Nevada 89503







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